Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

February 22, 2022

Maxar Technologies Reports Fourth Quarter and Full-Year 2021 Results

Westminster, CO – Maxar Technologies (NYSE:MAXR) (TSX:MAXR) (“Maxar” or the “Company”), a provider of comprehensive space solutions and secure, precise, geospatial intelligence, today announced financial results for the quarter and year ended December 31, 2021. All dollar amounts in this press release are expressed in U.S. dollars, unless otherwise noted.

Key points from the fourth quarter and full-year include:

●	Fourth quarter consolidated revenues of $468 million, net income from continuing operations of $71 million, diluted net income per share of $0.94 and Adjusted EBITDA[1] of $112 million
●	Full-year consolidated revenues of $1,770 million
●	Full-year net income from continuing operations of $46 million
●	Full-year diluted net income per share of $0.63
●	Full-year Adjusted EBITDA[1] of $424 million
●	Full-year operating cash flows from continuing operations of $294 million, CapEx[2] of $234 million and free cash flows[1] of $60 million

[1]	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.
[2]	CapEx is defined as the purchase of property, plant and equipment and development or purchase of software.

“Our performance this year demonstrates that we are executing on our strategic growth plans. We generated revenue and Adjusted EBITDA growth, and we won notable awards across a diverse set of customers, including the National Reconnaissance Office, the National Geospatial Intelligence Agency, the US Army, several key US allies, and a number of leading technology companies,” stated Dan Jablonsky, President and Chief Executive Officer. “Importantly, we generated over $100 million in growth from our Earth Intelligence products versus last year. As we look to 2022 and beyond, we remain focused on execution and on making investments across both Earth Intelligence and Space Infrastructure that we believe will position us well to continue to meet our customer’s critical mission needs into the future.”

“We generated cash flow growth in 2021 versus a year ago on better operating cash flow performance and lower capital expenditures. I am pleased with the full-year financial performance across the organization, particularly the Adjusted EBITDA margin expansion we saw in both Earth Intelligence and Space Infrastructure driven by mix and solid execution,” stated Biggs Porter, Chief Financial Officer. “Looking ahead, we continue to see strong growth in revenue, Adjusted EBITDA and cash flow over the next several years, and we remain focused on reducing debt and leverage.”

Total revenues increased to $468 million from $467 million, or by $1 million, for the three months ended December 31, 2021, compared to the same period in 2020. The increase was primarily driven by an increase in the Earth Intelligence segment which was partially offset by a decrease in the Space Infrastructure segment.

Total revenues increased to $1,770 million from $1,723 million, or by $47 million, for the year ended December 31, 2021 compared to 2020. The increase was primarily driven by an increase in revenues in our Space Infrastructure and Earth Intelligence segments. Revenue in our Earth Intelligence segment was inclusive of an $80 million decrease in the recognition of deferred revenue related to the EnhancedView Contract.

For the three months ended December 31, 2021, our net income (loss) from continuing operations increased to net income of $71 million from a net loss of $52 million, or by $123 million, compared to the same period in 2020. The increase was driven by a $49 million reversal of our orbital receivables allowance for the three months ended December 31, 2021. The increase was also driven by a decrease in total product and services costs of $34 million primarily within the Space Infrastructure segment for the three months ended December 31, 2021 compared to the same period in 2020 and the write-off of a $33 million prepaid asset with a commercial provider of ground station services under a contract which was above current market value for the three months ended December 31, 2020, which did not reoccur for the same period in 2021.

For the year ended December 31, 2021, our net income (loss) from continuing operations increased to net income of $46 million from a net loss of $46 million, or by $92 million, compared to 2020. The increase was driven by a decrease in depreciation and amortization expense of $58 million, a $49 million reversal of our orbital receivables allowance and an increase in revenue of $47 million for the year ended December 31, 2021, compared to 2020. The increase was also driven by a decrease in interest expense, net of $24 million, compared to 2020. Interest expense, net included a $41 million loss on debt extinguishment for the year ended December 31, 2021. These increases were partially offset by an $85 million gain on remeasurement of the previously held equity interest in Vricon for the year ended December 31, 2020, which did not reoccur in 2021, an increase in selling, general and administrative costs of $37 million for the year ended December 31, 2021 compared to 2020 and the write-off of a $33 million prepaid asset with a commercial provider of ground station services for the year ended December 31, 2020, which did not reoccur in 2021.

For the three months ended December 31, 2021, Adjusted EBITDA was $112 million and Adjusted EBITDA margin was 23.9%. This is compared to Adjusted EBITDA of $95 million and Adjusted EBITDA margin of 20.3% for the three months ended 2020. The increase was primarily driven by higher Adjusted EBITDA from the Earth Intelligence segment partially offset by higher Corporate and other expenses.

For the year ended December 31, 2021, Adjusted EBITDA was $424 million and Adjusted EBITDA margin was 24.0%. This is compared to Adjusted EBITDA of $422 million and Adjusted EBITDA margin of 24.5% for the year ended 2020. The increase in Adjusted EBITDA was driven by higher Adjusted EBITDA from the Space Infrastructure segment partially offset by lower Adjusted EBITDA from the Earth Intelligence segment primarily as a result of a $80 million decrease in deferred revenue recognized related to the EnhancedView Contract discussed above. The total increase was also partially offset by higher Corporate and other expenses.

Order backlog decreased to $1,893 million from $1,904 million, or by $11 million, for the year ended December 31, 2021 compared to December 31, 2020. Our unfunded contract options totaled $650 million and $856 million as of December 31, 2021 and 2020, respectively. Unfunded contract options represent estimated amounts of revenue to be earned in the future from negotiated contracts with unexercised contract options and indefinite delivery/indefinite quantity contracts. Unfunded contract options as of December 31, 2021 were primarily comprised of the option year in the EnhancedView Contract (September 1, 2022 through July 12, 2023) and other U.S. government and commercial customer contracts. In November 2021, the National Reconnaissance Office (“NRO”) announced the release of the Electro-Optical Commercial Layer (“EOCL”) contract Request for Proposal (“RFP”) which is expected to replace the existing EnhancedView Contract. In December 2021, we submitted our response to the EOCL RFP and anticipate the NRO to award EOCL contracts prior to the expiration of the EnhancedView Contract, including remaining option years.

Financial Highlights

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of its financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA. We believe these supplementary financial measures reflect our ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
($ millions, except per share amounts)
Revenues	$468	$467	$1,770	$1,723
Income (loss) from continuing operations	71	(52)	46	(46)
Income from discontinued operations, net of tax	—	12	—	349
Net income (loss)	$71	$(40)	$46	$303
EBITDA[1]	160	76	471	801
Total Adjusted EBITDA[1]	112	95	424	422

Diluted net income per common share:
Income (loss) from continuing operations	$0.94	$(0.85)	$0.63	$(0.76)
Income from discontinued operations, net of tax	—	0.20	—	5.75
Diluted net income (loss) per common share	$0.94	$(0.65)	$0.63	$4.99

Weighted average number of common shares outstanding (millions):
Basic	72.7	61.1	70.6	60.7
Diluted	75.2	61.1	73.2	60.7

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Revenues by segment were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
($ millions)
Revenues:
Earth Intelligence	$289	$258	$1,093	$1,081
Space Infrastructure	199	224	740	721
Intersegment eliminations	(20)	(15)	(63)	(79)
Total revenues	$468	$467	$1,770	$1,723

We analyze financial performance by segment, which combine related activities within the Company.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ millions)	2021	2020	2021	2020
Adjusted EBITDA:
Earth Intelligence	$130	$106	$492	$513
Space Infrastructure	17	13	46	(3)
Intersegment eliminations	(8)	(6)	(25)	(27)
Corporate and other expenses	(27)	(18)	(89)	(61)
Adjusted EBITDA[1]	$112	$95	$424	$422

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Earth Intelligence

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
($ millions)
Revenues	$289	$258	$1,093	$1,081
Adjusted EBITDA	$130	$106	$492	$513
Adjusted EBITDA margin (as a % of total revenues)	45.0%	41.1%	45.0%	47.5%

Revenues from the Earth Intelligence segment increased to $289 million from $258 million, or by $31 million, for the three months ended December 31, 2021, compared to the same period in 2020. The increase was primarily driven by a $16 million increase in revenue from international defense and intelligence customers and a $13 million increase in commercial programs, both largely as a result of an expansion of contracts with existing customers.

Revenues from the Earth Intelligence segment increased to $1,093 million from $1,081 million, or by $12 million, for the year ended December 31, 2021, compared to 2020. The increase was primarily driven by a $48 million increase in revenue from international defense and intelligence customers, a $36 million increase in new and expanded commercial programs and a $7 million increase in revenue from new contracts with the U.S. government partially offset by an $80 million decrease in the recognition of deferred revenue related to the EnhancedView Contract. We recognized $80 million of deferred revenue from the EnhancedView Contract for the year ended December 31, 2020, compared to none for the year ended December 31, 2021, as it was fully recognized as of August 31, 2020.

Adjusted EBITDA from the Earth Intelligence segment increased to $130 million from $106 million, or by $24 million, for the three months ended December 31, 2021, compared to the same period in 2020. The increase was primarily driven by the expansion of contracts with existing commercial and international defense and intelligence customers contributing to positive program margin growth. These increases were partially offset by an increase in selling, general and administrative costs primarily due to an increase in labor related expenses driven by an increase in headcount, employee compensation and fringe benefits.

Adjusted EBITDA decreased to $492 million from $513 million, or by $21 million, for the year ended December 31, 2021, compared to 2020. The decrease was primarily driven by a decrease in the recognition of deferred revenue related to the EnhancedView Contract as mentioned above. The decrease was also driven by an increase in selling, general and administrative costs due to an increase in labor related expenses driven by an increase in headcount, employee compensation and fringe benefits for the year ended December 31, 2021, compared to 2020. These decreases were partially offset by the expansion of contracts with existing commercial and international defense and intelligence customers contributing to positive program margin growth.

Space Infrastructure

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
($ millions)
Revenues	$199	$224	$740	$721
Adjusted EBITDA	$17	$13	$46	$(3)
Adjusted EBITDA margin (as a % of total revenues)	8.5%	5.8%	6.2%	(0.4)%

Revenues from the Space Infrastructure segment decreased to $199 million from $224 million, or by $25 million, for the three months ended December 31, 2021, compared to the same period in 2020. Revenues decreased primarily as a result of a $24 million decrease in revenues from U.S. government contracts driven by a decrease in volumes.

Revenues from the Space Infrastructure segment increased to $740 million from $721 million, or by $19 million, for the year ended December 31, 2021, compared to 2020. Revenues increased primarily as a result of an increase in revenues from commercial programs of $87 million due to higher volumes and lower EAC growth primarily due to no COVID-19 program impacts for the year ended December 31, 2021. Revenues were negatively impacted by a $19 million decrease year over year related to our contract with Sirius XM Holdings Inc. (“Sirius XM”). The year ended December 31, 2021, included a $30 million cumulative adjustment to revenue primarily related to the loss of final milestone and expected orbital payments from Sirius XM due to the non-performance of the SXM-7 satellite and other adjustments that were recorded in 2021. After exhausting efforts to fully recover the SXM-7 satellite and further discussions with Sirius XM, in April 2021, we made the determination to record the cumulative adjustment to revenue. In addition, there were $3 million of costs incurred in the first quarter of 2021 related to attempts to repair and fully recover the SXM-7 satellite. The aggregate impact for the year ended December 30, 2021, was $33 million. The $33 million decrease was partially offset by the non-reoccurrence of a $14 million adjustment to revenue due to the identification of a design anomaly on the commercial satellite program, which was recorded for the year ended December 31, 2020. In addition, the total increase in revenues from the Space Infrastructure segment was partially offset by a $49 million decrease in revenues from U.S. government contracts.

Adjusted EBITDA for the Space Infrastructure segment increased to $17 million from $13 million, or by $4 million, for the three months ended December 31, 2021, compared to the same period in 2020. The increase in the Space Infrastructure segment was primarily driven by a $13 million increase related to margins on commercial programs for the three months ended December 31, 2021, compared to the same period in 2020. The increase in commercial program margins was primarily driven by a change in program mix related to the completion of less profitable programs offset by more profitable programs. These increases were partially offset by a $6 million increase in indirect costs and selling, general and administrative costs.

Adjusted EBITDA increased to $46 million from a loss of $3 million, or by $49 million, for the year ended December 31, 2021, compared to 2020. The increase in the Space Infrastructure segment was primarily related to a $92 million increase driven by increased volumes on commercial programs which resulted in increased margins and fewer negative EAC impacts during the year as compared to the year ended December 31, 2020, which included negative EAC impacts due to COVID-19. The increase in commercial program margins has been driven by a change in program mix related to the completion of less profitable programs offset by new, more profitable programs. These increases were partially offset by the $19 million reduction in revenue related to the above-mentioned SXM-7 satellite impacts and a $19 million increase in indirect costs and selling, general and administrative costs which was primarily driven by an $11 million increase in research and development expenses.

.

Corporate and other expenses

Corporate and other expenses include items such as corporate office costs, regulatory costs, executive and director compensation, foreign exchange gains and losses, retention costs, and fees for legal and consulting services.

Corporate and other expenses for the three months ended December 31, 2021 increased to $27 million from $18 million, or by $9 million, for the three months ended December 31, 2021, compared to the same period in 2020. The increase was primarily driven by a $6 million increase in labor related expenses driven by an increase in employee compensation and fringe benefits.

Corporate and other expenses for the year ended December 31, 2021 increased to $89 million from $61 million, or by $28 million, compared to 2020. The increase was primarily driven by a $14 million increase in selling, general and administrative costs primarily due to an increase in labor related expenses driven by an increase in employee compensation and fringe benefits. There was also an increase in stock-based compensation expense of $5 million primarily due to a higher fair market value of equity awards granted. The increase was also driven by a $3 million foreign exchange loss for the year ended December 31, 2021, compared to a $5 million foreign exchange gain for the year ended December 31, 2020.

Intersegment eliminations

Intersegment eliminations are related to projects between our segments, including WorldView Legion. Intersegment eliminations increased to $8 million from $6 million, or by $2 million, for the three months ended December 31, 2021 compared to the same period in 2020, primarily related to an increase in intersegment satellite construction activity.

Intersegment eliminations decreased to $25 million from $27 million, or by $2 million, for the year ended December 31, 2021 compared to 2020, primarily related to a decrease in intersegment satellite construction activity.

MAXAR TECHNOLOGIES INC.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Year Ended
	December 31,
	2021	2020	2019
Revenues:
Product	$678	$633	$560
Service	1,092	1,090	1,106
Total revenues	1,770	1,723	1,666
Costs and expenses:
Product costs, excluding depreciation and amortization	601	615	593
Service costs, excluding depreciation and amortization	383	378	382
Selling, general and administrative	369	332	325
Depreciation and amortization	290	348	376
(Gain) loss on orbital receivables allowance	(49)	14	14
Impairment loss	—	33	—
Satellite insurance recovery	—	—	(183)
Loss (gain) on sale of assets	—	1	(136)
Operating income	176	2	295
Interest expense, net	151	175	219
Other income, net	(8)	(104)	(1)
Income (loss) before taxes	33	(69)	77
Income tax (benefit) expense	(13)	(22)	5
Equity in income from joint ventures, net of tax	—	(1)	(11)
Income (loss) from continuing operations	46	(46)	83
Discontinued operations:
Income from operations of discontinued operations, net of tax	—	32	26
Gain on disposal of discontinued operations, net of tax	—	317	—
Income from discontinued operations, net of tax	—	349	26
Net income	$46	$303	$109

Basic net income per common share:
Income (loss) from continuing operations	$0.65	$(0.76)	$1.39
Income from discontinued operations, net of tax	—	5.75	0.44
Basic net income per common share	$0.65	$4.99	$1.83

Diluted net income per common share:
Income (loss) from continuing operations	$0.63	$(0.76)	$1.38
Income from discontinued operations, net of tax	—	5.75	0.43
Diluted net income per common share	$0.63	$4.99	$1.81

MAXAR TECHNOLOGIES INC.

Consolidated Balance Sheets

(In millions, except per share amounts)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$47	$27
Trade and other receivables, net	355	327
Inventory, net	39	31
Advances to suppliers	31	24
Prepaid assets	35	38
Other current assets	22	21
Total current assets	529	468
Non-current assets:
Orbital receivables, net	368	361
Property, plant and equipment, net	940	883
Intangible assets, net	787	895
Non-current operating lease assets	145	163
Goodwill	1,627	1,627
Other non-current assets	102	86
Total assets	$4,498	$4,483
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$75	$115
Accrued liabilities	43	65
Accrued compensation and benefits	111	105
Contract liabilities	289	278
Current portion of long-term debt	24	8
Current operating lease liabilities	42	41
Other current liabilities	38	51
Total current liabilities	622	663
Non-current liabilities:
Pension and other postretirement benefits	134	192
Operating lease liabilities	138	158
Long-term debt	2,062	2,414
Other non-current liabilities	79	120
Total liabilities	3,035	3,547
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.0001 par value, 240 million common shares authorized; 72.7 million and 61.2 million issued and outstanding at December 31, 2021 and 2020, respectively)	—	—
Additional paid-in capital	2,235	1,818
Accumulated deficit	(720)	(763)
Accumulated other comprehensive loss	(53)	(120)
Total Maxar stockholders' equity	1,462	935
Noncontrolling interest	1	1
Total stockholders' equity	1,463	936
Total liabilities and stockholders' equity	$4,498	$4,483

MAXAR TECHNOLOGIES INC.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended
	December 31,
	2021	2020	2019
Cash flows (used in) provided by:
Operating activities:
Net income	$46	$303	$109
Income from operations of discontinued operations, net of tax	—	(32)	(26)
Gain on disposal of discontinued operations, net of tax	—	(317)	—
Income (loss) from continuing operations	46	(46)	83
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	290	348	376
Stock-based compensation expense	45	43	20
Amortization of debt issuance costs and other non-cash interest expense	15	16	11
Gain on remeasurement of Vricon equity interest	—	(85)	—
Loss from early extinguishment of debt	41	7	22
(Gain) loss on orbital receivables allowance	(49)	14	14
Cumulative adjustment to SXM-7 revenue	30	—	—
Impairment losses, including inventory	—	33	3
Deferred income tax benefit	—	(17)	—
Loss (gain) on sale of assets	—	1	(136)
Other	15	1	(4)
Changes in operating assets and liabilities:
Trade and other receivables, net	(20)	33	(20)
Accounts payable and liabilities	(95)	(84)	17
Contract liabilities	10	5	(117)
Prepaid and other assets	(18)	(19)	(21)
Other	(16)	(7)	10
Cash provided by operating activities - continuing operations	294	243	258
Cash (used in) provided by operating activities - discontinued operations	(13)	(54)	59
Cash provided by operating activities	281	189	317
Investing activities:
Purchase of property, plant and equipment and development or purchase of software	(234)	(308)	(314)
Acquisition, net of cash acquired	—	(120)	—
Return of capital from discontinued operations	—	20	28
Sale of assets	—	—	280
Other	—	2	—
Cash used in investing activities - continuing operations	(234)	(406)	(6)
Cash provided by (used in) investing activities - discontinued operations	—	723	(7)
Cash (used in) provided by investing activities	(234)	317	(13)
Financing activities:
Repurchase of 2023 Notes, including premium	(384)	(169)	—
Net proceeds from issuance of common stock	380	—	—
Net proceeds from issuance of 2027 Notes and 2023 Notes	—	147	980
Net payment from Revolving Credit Facility	—	—	(595)
Settlement of securitization liability	(13)	(11)	(20)
Repurchase of orbital receivables	—	—	(24)
Refinancing fees paid to creditors	—	—	(20)
Repayments of long-term debt	(10)	(525)	(523)
Other	(4)	3	(6)
Cash used in financing activities - continuing operations	(31)	(555)	(208)
Cash used in financing activities - discontinued operations	—	(24)	(30)
Cash used in financing activities	(31)	(579)	(238)
Increase (decrease) in cash, cash equivalents, and restricted cash	16	(73)	66
Effect of foreign exchange on cash, cash equivalents, and restricted cash	—	(5)	—
Cash, cash equivalents, and restricted cash, beginning of year	31	109	43
Cash, cash equivalents, and restricted cash, end of period	$47	$31	$109

Reconciliation of cash flow information:
Cash and cash equivalents	$47	$27	$105
Restricted cash included in prepaid and other current assets	—	4	1
Restricted cash included in other non-current assets	—	—	3
Total cash, cash equivalents, and restricted cash	$47	$31	$109

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, Adjusted EBITDA as EBITDA adjusted for certain items affecting the comparability of our ongoing operating results as specified in the calculation and Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Certain items affecting the comparability of our ongoing operating results between periods include restructuring, impairments, insurance recoveries, (gain) loss on sale of assets, CEO severance, (gain) loss on orbital receivables allowance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments that may result in a different calculation therein. We define Free Cash Flow as cash provided by operating activities continuing operations adjusted for the purchase of property, plant and equipment and development or purchase of software.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA, Adjusted EBITDA and Free Cash Flow should not be considered alternatives to net (loss) income as indications of financial performance or as alternate to cash flows from operations as measures of liquidity. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for our results reported under U.S. GAAP. The table below reconciles our net income to EBITDA and Total Adjusted EBITDA and presents Total Adjusted EBITDA margin for the three months ended December 31, 2021 and 2020 and the years ended December 31, 2021, 2020 and 2019.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020	2019
($ millions)
Net income (loss)	$71	$(40)	$46	$303	$109
Income tax (benefit) expense	(3)	—	(13)	(22)	5
Interest expense, net	24	42	151	175	219
Interest income	(1)	—	(3)	(3)	(2)
Depreciation and amortization	69	74	290	348	376
EBITDA[1]	$160	$76	$471	$801	$707
Income from discontinued operations, net of tax	—	(12)	—	(349)	(26)
Restructuring	2	—	2	—	18
Transaction and integration related expense	—	1	1	7	16
(Gain) loss on orbital receivables allowance	(49)	—	(49)	14	14
Impairment losses, including inventory	—	33	—	33	3
Insurance recoveries	(1)	—	(1)	—	(183)
(Gain) loss on sale of assets	—	(3)	—	1	(136)
CEO severance	—	—	—	—	3
Gain on remeasurement of Vricon equity interest	—	—	—	(85)	—
Total Adjusted EBITDA[1]	$112	$95	$424	$422	$416
Adjusted EBITDA:
Earth Intelligence	$130	$106	$492	$513	$548
Space Infrastructure	17	13	46	(3)	(17)
Intersegment eliminations	(8)	(6)	(25)	(27)	(29)
Corporate and other expenses	(27)	(18)	(89)	(61)	(86)
Total Adjusted EBITDA[1]	$112	$95	$424	$422	$416

Net income (loss) margin	15.2%	(8.6)%	2.6%	17.6%	6.5%
Total Adjusted EBITDA margin	23.9%	20.3%	24.0%	24.5%	25.0%

Cautionary Note Regarding Forward-Looking Statements

Certain statements and other information included in this release constitute "forward-looking information" or "forward-looking statements" (collectively, "forward-looking statements") under applicable securities laws. Statements including words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate" or "expect" and other words, terms and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, as well as other statements referring to or including forward-looking information included in this presentation.

Forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this presentation. As a result, although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about the Company and its business included in the Company's continuous disclosure materials filed from time to time with U.S. securities and Canadian regulatory authorities, which are available online under the Company's EDGAR profile at www.sec.gov, under the Company's SEDAR profile at www.sedar.com or on the Company's website at www.maxar.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this presentation or other specified date and speak only as of such date. The Company disclaims any intention or obligation to update or revise any forward-looking statements in this presentation as a result of new information or future events, except as may be required under applicable securities legislation.

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Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries.

Investor/Analyst Conference Call

Maxar President and Chief Executive Officer, Dan Jablonsky, and Executive Vice President and Chief Financial Officer, Biggs Porter, will host an earnings conference call Tuesday, February 22, 2022, reviewing the fourth quarter and year end results, followed by a question and answer session. The call is scheduled to begin promptly at 3:00 p.m. MT (5:00 p.m. ET).

Investors and participants must register for the call in advance by visiting:

https://conferencingportals.com/event/poKRyurD

After registering, participants will receive dial-in information, a passcode, and registrant ID. At the time of the call, participants must dial in using the numbers in the confirmation email and enter their passcode and ID.

The Conference Call will be Webcast live and then archived at:

http://investor.maxar.com/events-and-presentations/default.aspx

Telephone replay of the conference call will also be available from Tuesday, February 22, 2022 at 6:00 p.m. MT (8:00 p.m. ET) to Tuesday, March 8, 2022 at 9:59 p.m. MT (11:59 p.m. ET) at the following numbers:

Toll Free North America: 1-800-770-2030

International Dial-In: 1-647-362-9199

Passcode: 81317#

About Maxar

Maxar Technologies (NYSE:MAXR) (TSX:MAXR) is a provider of comprehensive space solutions and secure, precise, geospatial intelligence. We help government and commercial customers monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with speed, scale and cost-effectiveness. Maxar’s 4,400 team members in over 20 global locations are inspired to harness the potential of space to help our customers create a better world. Maxar’s stock trades on the New York Stock Exchange and Toronto Stock Exchange under the symbol “MAXR”. For more information, visit www.maxar.com.

CONTACT:

Jason Gursky | VP Investor Relations and Corporate Treasurer | 1-303-684-2207 | jason.gursky@maxar.com

Turner Brinton | Media Relations | 1-303-684-4545 | turner.brinton@maxar.com